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                                             Exhibit C1

NEES Energy, Inc.
Statement of Cash Flows
For the Quarter Ended December 31, 1996
(Unaudited, Subject to Adjustment)


Operating activities:
  Net income/(loss)                                   ($1,027,348)
  Adjustments to reconcile net income/(loss) to net cash provided by operating activities:

     Increase in tax benefit receivable                  (757,665)
     Increase in undistributed income/(loss) in
       subsidiary                                       1,533,732
     Increase in deferred income taxes                       (300)
     Decrease in accounts receivable                          439
     Decrease in accounts payable                        (377,416)
                                                      -----------
Net cash used in operating activities                    (628,558)
                                                      -----------


Investing activities:
  Investment in AllEnergy Marketing Co.,L.L.C.         (3,250,000)
                                                      -----------
Net cash used in investing activities                  (3,250,000)
                                                      -----------


Financing Activities:
     Subordinated notes payable to parent-issues        4,125,000
                                                      -----------
Net cash provided by financing activities               4,125,000
                                                      -----------


Net increase in cash and cash equivalents                 246,442

Cash and cash equivalents at beginning of period           45,077
                                                      -----------

Cash and cash equivalents at end of period               $291,519
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